Exhibit 10.4

Execution Copy

Version as amended pursuant to the Amendment Agreement dated      January 2012

ZELLSTOFF STENDAL GMBH

E&Z INDUSTRIE-LÖSUNGEN GMBH

MERCER INTERNATIONAL INC.

STENDAL PULP HOLDING GMBH

AND

UNICREDIT BANK AG

SHAREHOLDERS’ UNDERTAKING AGREEMENT

THIS AGREEMENT is made on 26 August 2002

BETWEEN

(1)	UniCredit Bank AG (formerly Bayerische Hypo- und Vereinsbank AG), a stock corporation incorporated, organised and validly existing under the laws of the Federal Republic of Germany, having its business address at Arabellastrasse 14, 81925 München, Federal Republic of Germany, and registered in the commercial register of the local court (Amtsgericht) of Munich, number HRB 42148 acting for itself and as agent for and on behalf of the Lenders (as defined below) under the Pulp Mill Facility Agreement and the Blue Mill Facility Agreement (the “Arranger”, the “Agent” and the “Security Agent”);

(2)	E&Z Industrie-Lösungen GmbH (formerly RWE Industrie-Lösungen GmbH), a German limited liability company (Gesellschaft mit beschränkter Haftung), having its business address at Dr.-August-Weckesser-Strasse 1, 89355 Gundremmingen, Federal Republic of Germany, registered in the commercial register of the local court (Amtsgericht) of Memmingen, number HRB 14803 (“E&Z-IN”, a “Sponsor” and a “Shareholder”);

(3)	Mercer International Inc., a limited company incorporated under the laws of the state of Washington, United States of America (“Mercer International”, the “Guarantor” and a “Sponsor”);

(4)	Stendal Pulp Holding GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), having its business address at Charlottenstrasse 59, 10117 Berlin, Federal Republic of Germany, registered in the commercial register of the local court (Amtsgericht) of Charlottenburg, number 990945 (“SP Holding” and a “Shareholder”); and

(5)	Zellstoff Stendal GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), having its business address at Goldbecker Strasse 1, 39596 Arneburg, Federal Republic of Germany and registered in the commercial register of the local court (Amtsgericht) of Stendal, number HRB 99095 (the “Borrower”).

WHEREAS

(A)	The Pulp Mill Lenders (as defined below) and the Borrower entered into a EUR 827,950,000 facility agreement dated 26 August 2002 (the “Pulp Mill Facility Agreement”), as amended from time to time, for the design, development, financing, construction and operation of a pulp mill located in Arneburg, near Stendal in Saxony-Anhalt (the “Pulp Mill Project”).

(B)	Following completion of the Pulp Mill Project, the production capacity of the plant could be increased to 620,000 tonnes per annum. The Pulp Mill Project has been completed. The parties have settled all mutual claims in connection with this project in a close out settlement agreement dated 30 August 2007 with the exception only of certain remaining issues concerning the civil works. The Borrower intends to further increase the capacity of the pulp mill up to 650,000 tonnes per annum predominantly through debottlenecking and performance improvement. The high-pressure steam which is produced as a result of the operation of the pulp mill is channelled through a turbine and generates low- pressure steam, heat and electrical power. The increase of the production capacity has already lead to an increased high-pressure steam emission, exceeding the capacity of the existing turbine. In addition to the investment in further production capacity increase, the Borrower intends to build a further 40 MW steam turbine (the “Turbine”) in order to ensure the necessary conversion of high-steam pressure into low-pressure steam, heat and electrical power. Electrical power that is surplus to production requirements will be fed into the grid (together “Project Blue Mill” and together with the Pulp Mill Project, the “Projects”).

(C)	E&Z-IN, Mercer International, AIG Altmark Industrie AG (“AIG”) and MFC Industrial Holdings AG (formerly FAHR Beteiligungen AG, but for (historic) purposes of this Agreement hereinafter still referred to as “FAHR”) were the original sponsors of the Pulp Mill Project, whereas subsequently MFC Industrial Holdings AG and AIG stopped being a sponsor of the Pulp Mill Project and a direct shareholder of the Borrower and FAHR transferred its Shares in the Borrower. Accordingly, E&Z-IN and SP Holding, as wholly-owned subsidiary of Mercer International are the current shareholders of the Borrower, whereas E&Z-IN and Mercer International are the current Sponsors of the Projects.

(D)	The Borrower will enter into a separate EUR 17,000,000 facility agreement with the Blue Mill Lenders (as defined below) in order to partly finance Project Blue Mill (the “Blue Mill Facility Agreement” and together with the Pulp Mill Facility Agreement the “Facility Agreements”).

(E)	In connection with Project Blue Mill and on or around the date of the Amendment Agreement (as defined below), the Agent, the Sponsors, the Shareholders and others have amended the Security Pooling Agreement to properly reflect, inter alia, the sharing of security granted under the Security Agreements (as amended the “Security Pooling and Intercreditor Agreement”).

(F)	In order to properly reflect the contributions of the Shareholders and the Sponsors to Project Blue Mill the parties have further agreed to amend this

Agreement by an amendment agreement dated             January 2012 (the “Amendment Agreement”).

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Terms used but not otherwise defined herein shall have the meanings ascribed to them in the Pulp Mill Facility Agreement. The following terms shall have the following meanings when used herein:

“Agreement” means this agreement and includes the schedules hereto.

“Approved Cost Overruns” means Cost Overruns approved by the Agent as provided in Clause 3.4.4 of the Pulp Mill Facility Agreement.

“Blue Mill Lenders” means the Lenders, as such term is defined in the Blue Mill Facility Agreement.

“Blue Mill Shareholder Contributions” means the Shareholder Contributions as defined in the Blue Mill Facility Agreement and to be made in accordance with the provisions of this Agreement.

“Capital Contributions” means the subscription and purchase of Shares.

“Civil Works Claims Account” means the account opened and maintained by the Borrower and pledged to the Lenders into which the Guarantee Amount has been transferred. The Guarantee Amount has been partly used to discharge certain claims which have been settled between the parties with respect to civil works claims made by the Borrower. Arbitration proceedings are currently pending between the Borrower and E&Z-IN as regards remaining civil works and the performance of E&Z-IN of certain of its obligations under the EPC Contract. Accordingly, E&Z-IN alleges that it has a repayment claim (“Potential Repayment Claim”) against the Borrower in respect of the Guarantee Amount, which the Borrower disputes. Details of the arbitration proceedings and the underlying dispute between the Borrower and E&Z-IN are known to the parties of this Agreement to an extent sufficient for the purposes of this Agreement. For the avoidance of doubt, nothing contained in this Agreement or in the Facility Agreements shall be treated or construed to prejudice any of the Borrower’s and E&Z-IN’s rights or claims with regard to the subject matter(s) of the pending arbitration proceedings.

“Civil Works Claims Account Waiver” means the waiver to be granted by the Pulp Mill Lenders as condition precedent under the Blue Mill Facility

Agreement permitting the Borrower to apply the remaining sum of the Guarantee Amount standing to the credit of the Civil Works Claims Account in discharge of E&Z-IN’s obligations in respect of the Blue Mill Shareholder Contributions.

“Combined Majority Lenders” has the meaning ascribed thereto in the Security Pooling and Intercreditor Agreement.

“Contractors” means all suppliers, contractors, employees and agents of the Borrower.

“Guarantee Amount” means the amount of Euro 10,000,000 that has been transferred to the Civil Works Claims Account following a draw down by the Borrower under a bank guarantee procured by E&Z-IN in connection with the EPC Contract.

“Lenders” shall have the meaning ascribed thereto in the Security Pooling and Intercreditor Agreement.

“Obligor” means each of the Sponsors and the Shareholders and the Guarantor.

“Potential Repayment Claim” has the meaning ascribed thereto in the definition of Civil Works Claims Account.

“Pulp Mill Lenders” means the Lenders, as such term is defined in the Pulp Mill Facility Agreement.

“Shareholder Criteria” means in relation to any Transferee, that:

(a)	such person, its assets or its country of residence or incorporation, is not subject to any economic or political sanctions;

(b)	such person has delivered to the Agent its most recent three consecutive years of audited financial statements which (except in any case where its obligations are guaranteed by Mercer International) demonstrate to the satisfaction of the Agent that such person could reasonably be expected to fulfil its future obligations under the Financing Documents.

“Shareholder Loans” means any loan made and subordinated by the Shareholders in connection with the Projects and in accordance with the terms of this Agreement and based on Schedule 1 (Terms of Shareholder Loans), including, without limitation, Blue Mill Shareholder Contributions.

“Shareholder Percentage” means in relation to a Shareholder the percentage set out opposite its name in Clause 2.4.2(a)~~2.4.2(a)~~ as the same may be reduced by any transfer made in accordance with the Transfer Conditions and in relation to any other person who becomes a Shareholder in accordance with the Transfer Conditions such percentage as may be specified in the document referred to in (c) of the definition thereof.

“Stand-By Equity Amount” bears the meaning ascribed thereto in Clause 2.4.2(a)~~2.4.2(a)~~.

“Transfer Conditions” means, in relation to any disposal of Shares, that:

(a)	the Transferee satisfies the Shareholder Criteria;

(b)	the person intending to dispose of Shares has provided the Agent with at least 60 days’ notice of the identity of the Transferee together with details of the number of Shares that are to be transferred to, and the amount of Shareholder Loans that are to be assumed by, the Transferee;

(c)	the Transferee has become bound by the terms of the Shareholders Agreement, Shareholder Loans and this Agreement by execution of such document as the Agent may reasonably require specifying, inter alia, its Shareholder Percentage and has delivered a legal opinion in form and substance satisfactory to the Agent addressing the representations set out in Clause 4.1~~3.1~~ (Individual Shareholder Representations and Warranties);

(d)	the Shares which are the subject of the disposal remain subject to the Security; and

(e)	the Transferee has provided Stand-By Equity Security in relation to its pro rata share of any remaining Stand-By Equity Amount.

“Transferee” means a person to whom a Shareholder intends, in conformity with the provisions hereof and the constitutive documents of the Borrower, to dispose of all or part of its Shares and Shareholder Loans.

“Withdrawn Amount” has the meaning given to it in Clause 2.5.2(a)~~2.5.2(a)~~.

1.2	Interpretation

Any reference in this Agreement to a “Clause” or “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause or schedule hereof.

The provisions of clauses 1.2 to 1.7 of the Pulp Mill Facility Agreement shall apply to this Agreement, mutatis mutandis, as if set out in full herein.

1.3	In respect of any obligations of the Shareholders and the Borrower hereunder, whether for payment of money or otherwise, the Agent shall be authorised and entitled to demand payment or performance in accordance with the terms of such obligations as set out herein.

1.4	Some definitions, provisions or schedules of this Agreement have expired or are otherwise no longer relevant. For historic consistency, such provisions are nevertheless maintained. Accordingly, all such definitions, provisions or schedules that have expired or are otherwise no longer relevant shall no longer be taken into consideration following the Amendment Date (as defined in the Amendment Agreement).

2.	UNDERTAKINGS

2.1	Undertakings of SP Holding

So long as the Borrower has any liability to the Lenders under the Facility Agreements SP Holding shall:

2.1.1	unless otherwise consented to in writing by the Combined Majority Lenders, at all times maintain control over at least 51 % of the voting rights attached to the Shares; and

2.1.2	not dispose of any of its Shares unless it has first satisfied the Transfer Conditions.

2.2	Undertakings of Mercer International

So long as the Borrower has any liability to the Lenders under the Facility Agreements and unless otherwise consented to by the Combined Majority Lenders, Mercer International shall at all times with effect from Financial Close ensure that on a fully diluted basis its aggregate direct or indirect shareholding in the Borrower equals or exceeds 51% of the voting rights in the Borrower.

2.3	Undertakings of E&Z-IN

So long as the Borrower has any liability to the Lenders under the Facility Agreements E&Z-IN shall:

2.3.1	with effect from Financial Close at all times until Acceptance maintain directly or indirectly ownership of not less than 25.1 per cent. of the Share Capital and thereafter, so long as it has any liability under Clause 2.4.2~~2.4.2~~ of this Agreement, only dispose of its Shares after it has satisfied the Transfer Conditions;

2.3.2	notify the Agent forthwith upon becoming aware of any change in the terms of, cancellation, revocation or replacement of the RWE profit and loss transfer agreement between RWE AG and RWE Solutions AG dated 27/29 June 2000; and

2.3.3	procure the issue by RWE Solutions AG of any payment security requested by the EPC Contractor under the EPC Contract.

2.4	Undertakings of the Shareholders

Each of the Shareholders undertakes to the Lenders that it shall so long as the Borrower has any liability to the Lenders under the Facility Agreements:

2.4.1	Initial Shareholder Contributions: on a several basis, make Shareholder Contributions at Financial Close as follows:

Share Capital	Euro	14,744,354
Shareholder Loans	Euro	55,255,646

For such purpose the Shareholders shall contribute the following amounts:

Table 1	Capital Contributions		Shareholder Loans

SP Holding	Euro	9,442,820	Euro	35,063,180
E&Z-IN	Euro	4,291,824	Euro	16,302,176
FAHR	Euro	1,009,710	Euro	3,890,290

Total	Euro	14,744,354	Euro	55,255,646

Against those Shareholder Loans, a Shareholder may set off any Shareholder Loans which have already been made (SP HOLDING in the amount of EUR 4,648,526; E&Z-IN in the amount of 11,055,891; FAHR in the amount of EUR 3,888,048) but only after deduction from such loans of the following amounts as at 31.07.2002:

•	Parts of the Shareholder Loans made by E&Z-IN in the amount of EUR 1,095,427 to finance non-approved development costs;

•

E&Z-IN’s share in the amount of EUR 676,046 in the total option costs for keeping the Site available (in the amount of EUR 1,577,335, as shown on page 9 of, and the annex to the schedule to, the auditor’s report for the financial year of the Borrower ending 31 December 2001);

•	E&Z-IN’s share in the amount of EUR 360,339 in the ancillary costs of the Site;

and the following amount has been added to such loans:

•

the liabilities owed by the Borrower to FAHR for delivery and services in the amount of EUR 274,580, being part of the liabilities of the Borrower to AIG for delivery and services in the overall amount of EUR 985,023 (see Limited Scope Review by PricewaterhouseCoopers dated 31 July 2002, p. 26, Liabilities to Shareholders, paragraph AIG/FAHR, row Trade Liabilities).

Of the Shareholder Loans to be made in accordance with Table 1 of this Clause 2.4.1~~2.4.1~~, the following loans have thus already been made, taking into consideration the assignment by FAHR of Shareholder Loans capable of being set off in an amount of EUR 272,338 to E&Z-IN:

Table 2	Shareholder Loans before assignment		Shareholder Loans after assignment

SP HOLDING	Euro	4,648,526	Euro	4,648,526
E&Z-IN	Euro	8,924,079	Euro	9,196,417
FAHR	Euro	4,162,628	Euro	3,890,290

Total	Euro	17,735,233	Euro	17,735,233

After deductions (and after assignment to E&Z-IN of the EUR 272,338 mentioned in the previous paragraph), the Shareholders shall make the following Shareholder Loans at Financial Close:

Table 3	Shareholder Loans

SP HOLDING	Euro	30,414,654
E&Z-IN	Euro	7,105,759
FAHR	Euro	0

Each Shareholder undertakes not to demand or accept repayment of any Shareholder Loans that may be set off under Clause 2.4.1~~2.4.1~~, Table 2 or to allow the distribution of any reserves prior to close of business on the day of Financial Close. In addition, immediately after Financial Close, the Shareholders will permit the Agent to instruct a firm of auditors satisfactory to the Agent to confirm whether the Shareholders have complied with their obligations to make Shareholder Loans in the amounts stated in Clause 2.4.1~~2.4.1~~, Table 1, less the amounts allowed to be set off under this Clause 2.4.1~~2.4.1~~. Such firm of auditors will certify and produce their findings as at Financial Close, including an account audit and an audit of the ancillary costs for E&Z-IN, AIG, Thyssen Rheinstahl Technik GmbH (and its successor in title Thyssen Rheinstahl Technik Projektgesellschaft mbH) who have contributed funds in connection with the purchase of the Borrower’s Site, and a complete account statement (Summen- und Saldenliste). Should the report reveal any discrepancy between the Shareholder Loans to be made by a Shareholder under Clause 2.6.1, Table 1 and the Shareholder Loans actually made, the respective Shareholder shall immediately make another Shareholder Loan covering the shortfall amount taking into account any amounts allowed to be set off under Clause 2.4.1~~2.4.1~~ provided that such amounts were confirmed by the findings of the firm of auditors, as indicated above. Should the report reveal that the total of the audited ancilliary costs provided by E&Z-IN, AIG, Thyssen Rheinstahl Technik GmbH and its successor in title Thyssen Rheinstahl Technik Projektgesellschaft mbH in connection with the purchase of the Borrower’s Site are less than EUR 2,708,339 to be refunded to E&Z-IN, AIG and Thyssen Rheinstahl Technik Projektgesellschaft mbH in accordance with the Pulp Mill Facility Agreement and this Agreement, then E&Z-IN and AIG will be jointly and severally liable to provide the difference to the Borrower as a capital contribution. The Borrower shall bear the costs of such audit.

2.4.2

(a)	Stand-By Equity Amount: on a several basis, make Shareholder Contributions upon demand from the Agent or the Borrower in the manner set out in this Clause 2.4.2(b)~~2.4.2(b)~~ in an aggregate amount of EUR 30 million (“Stand-By Equity Amount”), which shall be contributed by each Shareholder pro rata in the following amounts:

	EUR	%
SP Holding	19,074,000	63.58
E&Z-IN	8,826,000	29.42
FAHR	2,100,000	7.00

Total	30,000,000	100

(b)	Approved Cost Overrun, DSRA Support and Government Grant: on a several basis, the Shareholders shall pay upon demand from the Agent or the Borrower from time to time, out of the Stand-By Equity Amount to the extent the Borrower has insufficient freely available funds to pay the relevant amount when due:

(i)	an amount equal to any Approved Cost Overruns incurred by the Borrower on or before Acceptance (including with respect to

Post-Acceptance Costs) that are less than or equal to EUR 15 million, it being understood that any Approved Cost Overruns incurred by the Borrower in excess of EUR 15 million but less than or equal to EUR 45 million will be paid by the Borrower by drawing on Tranche D2 under the Pulp Mill Facility Agreement;

(ii)	an amount equal to any Approved Cost Overruns incurred by the Borrower on or before Acceptance (including with respect to Post-Acceptance Costs) that are greater than EUR 45 million but less than or equal to EUR 60 million; and

(iii)	an amount, for the purposes of funding the Debt Service Reserve Account at Acceptance, equal to the lesser of:

(1)	EUR 15 million; and

(2)	the Stand-By Equity Amount less any amounts paid to the Borrower pursuant to Clauses 2.4.2(b)(i)~~2.4.2(b)(i)~~ and (ii)~~(ii)~~;

(iv)	an amount equal to any amount by which Tranche A must be prepaid to meet the EU-Equity Test equal to the lesser of:

(1)	the amount required to be prepaid; and

(2)	the Stand-By Equity Amount less any amounts paid to the Borrower pursuant to Clauses 2.4.2(b)(i)~~2.4.2(b)(i)~~, (ii)~~(ii)~~ and (iii)~~(iii)~~;

(v)	an amount equal to any shortfall in Government Grants (not already funded pursuant to a payment to the Borrower pursuant to Clauses 2.4.2(b)(i)~~2.4.2(b)(i)~~ or (ii)~~(ii)~~ or by a drawing on Tranche D2 under the Pulp Mill Facility Agreement) as finally calculated one month prior to the First Repayment Date, equal to the lesser of

(1)	such shortfall; and

(2)	the Stand-By Equity Amount less any amounts paid to the Borrower pursuant to Clause 2.4.2(b)(i)~~2.4.2(b)(i)~~, (ii)~~(ii)~~, (iii)~~(iii)~~ and (iv)~~(iv)~~;

(vi)	an amount, for the purposes of funding the Equity Reserve Account on or before the First Repayment Date, equal to the lesser of:

(1)	EUR 15 million; and

(2)	the Stand-By Equity Amount less any amounts paid to the Borrower pursuant to Clause 2.4.2(b)(i)~~2.4.2(b)(i)~~, (ii)~~(ii)~~, (iii)~~(iii)~~, (iv)~~(iv)~~ and (v)~~(v)~~

less in each case the amount of any Excess Start-Up Cash Flows provided that if the Borrower has insufficient cash to make the First Repayment as required under the Pulp Mill Facility Agreement, then any amount by which the shareholders contributions under this sub-clause (vi)~~(vi)~~ may have been reduced on account of any Excess Start-Up Cash Flows shall be ignored and an amount equal to such reduction shall forthwith become due and payable by the Shareholders on a several basis;

(c)	Shareholders’ Proportion: each amount payable under Clause 2.4.2(b)~~2.4.2(b)~~ shall be contributed by each Shareholder within five days of demand thereof from the Borrower or the Agent pro rata in its Shareholder Percentage at the time such demand is made.

2.4.3	Stand-By Equity Security

(a)	As security for the payment obligations set out in Clause 2.4.2~~2.4.2~~ each Shareholder shall provide to the Lenders, prior to Financial Close, Stand- By Equity Security in the amount set out next to its name in Clause 2.4.2(a)~~2.4.2(a)~~.

(b)	To the extent a Shareholder elects to provide the Stand-By Equity Security in the form of an interest-bearing cash deposit, the following conditions must be met:

(i)	The cash deposit needs to be in the form of a term deposit for terms between 1 and 6 months or in the form of call money or overnight money (a “Cash Deposit”);

(ii)	Such deposits must be held on accounts with the Agent or UniCredit Luxembourg Société Anonyme or in the case of call money or overnight money with UniCredit Luxembourg Société Anonyme and pledged in favour of the Lenders in accordance with the provision contained in the definition of Stand-By Equity Security in the Pulp Mill Facility Agreement;

(iii)	To the extent a Shareholder does not fulfil its payment obligations pursuant to Clause 2.4.2(b)~~2.4.2(b)~~, such Shareholder and/or the Agent may terminate the Cash Deposits of such Shareholder in an amount sufficient to meet the relevant Shareholder’s payment obligations under Clause 2.4.2(b)~~2.4.2(b)~~. The Agent is entitled to apply such amounts from the Cash Deposits in fulfillment of the relevant Shareholder’s payment obligation. The aforementioned termination right of the Agent does not apply if the respective Shareholder informs the Agent within the time period specified in Clause 2.4.2(c)~~2.4.2(c)~~ that it will provide the amount due as Shareholder Contribution pursuant to Clause 2.4.2(c)~~2.4.2(c)~~ from its own source and not from the Stand-By Equity Security, unless the relevant amount is not paid in as Shareholder Contribution on the due date.

(iv)	A Shareholder may terminate any term deposit if it wants to convert it into another kind of Cash Deposit.

(v)	It will be the sole responsibility of each of the Shareholders to choose the correct maturity(ies) of the term deposits in order to meet the Shareholders’ payment obligations under Clause 2.4.2(b)~~2.4.2(b)~~. Any loss of interest due to any premature termination of the term deposits shall exclusively be borne by the respective Shareholder whose term deposits were terminated. The respective Shareholder who has prematurely terminated, or in whose interest the Agent has prematurely terminated, term deposits shall indemnify the Agent or UniCredit Luxembourg Société Anonyme as account holding bank, as the case may be, for any breakage costs such bank has incurred due to such termination.

(c)	The interest received on the Cash Deposits can be claimed by the relevant Shareholder.

2.4.4

Shareholder Loans: provide on a pro rata basis Shareholder Loans in the amounts set out in Clause 2.4.1~~2.4.1~~ to the Borrower on the terms set out in Schedule 1, a copy of which it will provide to the Agent and not accept payment whether of principal, interest or otherwise by the Borrower under the Shareholder Loans, if such payment would constitute a breach by the Borrower of its undertakings pursuant to Clauses 9.4.3 (c) (Restricted Application) and 21.2.10 (Shareholder Loans) of the Pulp Mill Facility Agreement and shall comply at all times with and shall not amend, vary or waive the terms of the Shareholder Loans. It will further not accept security from the Borrower in respect of the Borrower’s obligations under any Shareholder Loan, set off against any payments under any Shareholder Loan any payment obligation owing by it or make any application for the commencement of insolvency proceedings in relation to the Borrower based on its claims under any Shareholder Loan. The maximum rate of interest chargeable on Shareholder Loans shall be 7% p.a. and interest thereon may not be payable before the First Repayment Date and thereafter only on Repayment Dates. Payment of interest under any Shareholder Loan shall only be paid as and when permitted to be paid pursuant to the terms of the Facility Agreements and provided that no deferral has occurred and is continuing under Clause 6.5 (Deferred Amortisation) of the Pulp Mill Facility Agreement and/or Clause 6.4 (Deferred Amortisation) of the Blue Mill Facility Agreement.

2.4.5	Distributions: not accept any distribution by way of declared or constructive dividend payments or other payment from the Borrower and not vote in favour of any corresponding resolution, if such payment would constitute a breach by the Borrower of any of its obligations under the Facility Agreements;

2.4.6	Management of Borrower: appoint in a timely manner experienced professionals in the paper and pulp industry and experienced finance professionals as general managers (Geschäftsführer) of the Borrower;

2.4.7	Authorisations: assist, where appropriate, the Borrower in obtaining the authorisations required to perform the Project;

2.4.8	Winding Up of Borrower: not sue or commence proceedings against the Borrower or seek a resolution or order for the voluntary winding-up or dissolution of the Borrower and in any dissolution or winding up of the Borrower it shall not demand or sue for any payment in respect of its Shares or Shareholder Loans unless all amounts payable under the Financing Documents have been indefeasibly paid in full;

2.4.9	Reduction of Share Capital: not approve the reduction of or permit the Borrower to reduce its Share Capital and not vote in favour of any such reduction unless such reduction is approved by the Combined Majority Lenders;

2.4.10	Voting Rights: refrain from exercising its voting rights and other influence in a way that would not permit the Borrower to fulfil promptly its obligations under the Transaction Documents, and not, without the consent of the Combined Majority Lenders, vote in favour of a redemption (Einziehung) of shares in the Borrower.

2.4.11	Indebtedness: procure that the Borrower does not incur any Financial Indebtedness save for indebtedness stated in Clause 4.2.6~~3.2.6~~ (Indebtedness);

2.4.12	No Encumbrances or Disposals: not dispose of any Shares other than in accordance with the terms of this Agreement and shall not grant any option with respect to, or create, incur, assume or suffer to exist any encumbrance over, any of its Shares or Shareholder Loans in the Borrower other than encumbrances created under the Security Agreements;

2.4.13	Transfer of Shares and Shareholder Loans: concurrently with any permitted transfer of its Shares to a Transferee, it shall also transfer to the Transferee a pro rata portion of any Shareholder Loans then held by it;

2.4.14	Abandonment of the Projects: in its capacity as a Shareholder, not exercise its voting rights in the Borrower to cause or allow the Projects to be abandoned;

2.4.15	Repayment of Borrower Payments: promptly repay to the Borrower any sum received by it (including by way of set-off) from the Borrower (in its respective capacity as Shareholder or as lender of the Shareholder Loans), where the payment of such sum by the Borrower breaches its undertakings under the Facility Agreements or, in the case of a payment under the Shareholder Loans, if such payment was not due;

2.4.16	Amendments to Documents: not agree to any amendment, variation or waiver of or in relation to, the Shareholders’ Agreement or any Financing Document to which it is a party that would materially adversely affect the rights of the Lenders under any Financing Document;

2.4.17	Maintain Existence: preserve and maintain its corporate existence and corporate rights (except for a solvent re-organisation previously approved in writing by the Agent) and obtain and maintain in full force and effect all necessary authorisations applicable to it in connection with any Transaction Documents to which it is a party as and when such necessary authorisations are required to be obtained in accordance with applicable law;

2.4.18	Shareholder and Sponsor Information: provide such information as the Agent may reasonably require from time to time with respect to its business or financial condition and any relevant litigation, arbitration or administrative proceeding or claim in which it may from time to time be involved;

2.4.19	Reports: so long as any amount under any of the Financing Documents remains outstanding, provide the Agent, in sufficient copies for each of the Lenders, with the following statements, prepared in compliance with all relevant legal and professional requirements and according to generally accepted accounting principles consistently applied:

(a)	as soon as available, but in any event no later than one hundred and twenty (120) days after the end of each financial year, the audited fiscal year-end financial statements, including the balance sheet, the profit and loss account, the certified auditor’s report (Wirtschaftsprüferbericht);

(b)	as soon as available, but in any event no later than ninety (90) days after the end of each fiscal half-year, its half-year reports, including the balance sheet and the profit and loss account.

All such financial information shall be in English and/or German;

2.4.20	Mergers: shall not permit the Borrower to merge or consolidate with any other person, enter into any demerger transaction, or participate in any other type of corporate reconstruction without the Combined Majority Lenders’ prior written consent;

2.4.21	Competition: shall not (otherwise than as an EPC Contractor) participate in any way in any new pulp mill which is located within a 350 kilometre radius of the Projects;

2.4.22	Technical Assistance: procure that the Borrower and its Contractors receive such assistance as may be reasonably desirable or necessary prior to Acceptance or Final Completion (as defined in the Blue Mill Facility Agreement) in connection with the construction, commissioning, testing, start-up, management, operation and maintenance of the Projects;

2.4.23	Financing of ZSG Subsidiaries: provide any additional sponsor support on a several basis required by any Permitted Subsidiaries in connection with the financing of their respective businesses over and above that referred to in Clause 21.2.2 of the Pulp Mill Facility Agreement;

2.4.24	Archaeological Discoveries: on a several basis, indemnify and keep indemnified the Borrower against any cost, expense or claim incurred by or asserted against the Borrower in connection with any archaeological investigation commenced in relation to the Site after the date hereof.

The undertakings of the Shareholders in Clauses 2.4.1~~2.4.1~~, 2.4.2~~2.4.2~~, 2.4.4~~2.4.4~~, 2.4.22~~2.4.22~~ and 2.4.24~~2.4.24~~ shall be deemed to be given also in favour of the Borrower (as third party beneficiary pursuant to § 328 German Civil Code).

2.5	Blue Mill Undertakings

2.5.1	Each of the Shareholders undertakes to the Lenders that it shall so long as the Borrower has any liability to the Lenders under the Facility Agreements make the Blue Mill Shareholder Contributions as follows:

(a)	Shareholder Loan an irrevocable, subordinated shareholder loan in an aggregate amount of EUR 4,750,000 to be repaid following the repayment of all amounts owed by the Borrower under the Blue Mill Facility Agreement;

(b)	Repayable Shareholder Loan an irrevocable, subordinated shareholder loan in an aggregate amount of EUR 1,750,000 to be repaid in accordance with Clause 9.4.3 (a) of the Pulp Mill Facility Agreement; and

(c)	Shareholder Cost Overrun Commitment an irrevocable, subordinated shareholder loan in an aggregate amount of EUR 1,500,000 to be drawable by the Borrower in accordance with the provisions of the Blue Mill Facility Agreement upon first demand upon the occurrence of Cost Overruns (as defined in the Blue Mill Facility Agreement) and to be repaid in half-yearly installments in accordance with the repayment schedule of the Blue Mill Facility and in accordance with Clause 9.4.3 (a) of the Pulp Mill Facility Agreement;

in each case, as and when required in accordance with the provisions the Blue Mill Facility Agreement, according to the Shareholder Percentage applicable to it and based on Schedule 1 (Terms of Shareholder Loans). For the avoidance of doubt, the Shareholders shall only be liable for making the Blue Mill Shareholder Contributions on a several basis (Teilschuld) and, accordingly, each Shareholder shall only be liable for an amount of the respective Blue Mill Shareholder Contribution which is equal to the relevant amount of the respective Blue Mill Shareholder Contribution multiplied by the Shareholder Percentage applicable to it.

2.5.2	E&Z-IN’s Blue Mill Shareholder Contributions

(a)

Subject to the due execution of the Civil Works Claims Account Waiver, the parties to this Agreement hereby agree that amounts to be contributed or paid by E&Z-IN under Clause 2.5.1~~2.5.1~~ (a) to (c) shall be paid out of amounts standing to the credit of the Civil Works Claims Account as and when due and payable. The Borrower is, for this purpose, entitled to and hereby undertakes to withdraw amounts from the Civil Works Claims Account (each a “Withdrawn Amount”) in one or several draw-downs equal to the respective obligation of E&Z-IN pursuant to and in accordance with the provisions of Clause 2.5.1~~2.5.1~~ in discharge of E&Z-IN’s obligations in respect of its corresponding/respective Blue Mill Shareholder Contribution in accordance with the terms of this Agreement. E&Z-IN herewith authorises the Borrower in doing so. The Borrower shall inform E&Z-IN without undue delay (unverzüglich) following any withdrawal from the Civil Works Claims Account.

(b)	An amount equal to the amount to be contributed by E&Z-IN pursuant to Clause 2.5.1~~2.5.1~~ (a) and (b) shall be withdrawn by the Borrower and converted into a Shareholder Loan from E&Z-IN to the Borrower as and when due and payable and the balance standing to the credit of the Civil Works Claims Account shall reduce accordingly. For this purpose, the Borrower shall ensure that the balance standing to the credit of the Civil Works Claims Account at the relevant date of conversion is at least equal to EUR 2,000,000.

(c)	The Borrower undertakes to retain an amount of EUR 376,500 in the Civil Works Claims Account which amount shall only be used for the purpose of making withdrawals in fulfilment of E&Z-IN’s obligation pursuant to Clause 2.5.1~~2.5.1~~ (c).

(d)	Upon each of the aforementioned withdrawals of a relevant amount from the Civil Works Claims Account, the Potential Repayment Claim of E&Z-IN for an amount equal to the Withdrawn Amount shall automatically convert (umwandeln) into a Shareholder Loan from E&Z-IN in discharge of E&Z-IN’s obligations in respect of its Blue Mill Shareholder Contributions in accordance with Clause 2.5.1~~2.5.1~~. To the extent such conversion in respect of a Withdrawn Amount has occurred, the Potential Repayment Claims E&Z-IN may have against the Borrower shall be discharged (erfüllt) in an amount equal to the respective Withdrawn Amount.

(e)	With respect to E&Z-IN’s obligation under Clause 2.5.1~~2.5.1~~, the Borrower is restricted to the aforementioned withdrawal of amounts from the Civil Works Claims Account and neither the Borrower nor any other party to this Agreement may claim any other kind of payment from E&Z-IN in relation to E&Z-IN’s obligations under Clause 2.5.1~~2.5.1~~.

(f)	For the avoidance of doubt, the conversion of any Withdrawn Amount and the reduction of the Potential Repayment Claim by an amount equal to any Withdrawn Amount shall neither be interpreted as a waiver by E&Z-IN of a remaining repayment claim against the Borrower nor of any potential (default) interest claim of E&Z-IN against the Borrower resulting from the Guarantee Amount.

2.5.3	Any Blue Mill Shareholder Contribution (including, for the avoidance of doubt, the conversion of any Withdrawn Amount according to Clause 2.5.2~~2.5.2~~) will be made and documented as a Shareholder Loan on the terms set out in Schedule 1, a copy of which the Borrower will be provided to the Agent.

2.5.4	So long as the Borrower has any liability to the Lenders under the Blue Mill Facility Agreement, each of the Shareholders shall

(a)	not accept payment whether of principal, interest or otherwise by the Borrower under the Shareholder Loans, if such payment would constitute a breach by the Borrower of its undertakings pursuant to Clause 18.2.10 (Shareholder Loans) of the Blue Mill Facility Agreement;

(b)	comply at all times with, and not amend, vary or waive, the terms of the Shareholder Loans;

(c)	not accept security from the Borrower in respect of the Borrower’s obligations under any Shareholder Loan, not set off against any payments under any Shareholder Loan any payment obligation owing by it; and

(d)	not make any application for the commencement of insolvency proceedings in relation to the Borrower based on its claims under any Shareholder Loan.

3.	SHAREHOLDER LOANS SUBORDINATED

For the avoidance of doubt, all Shareholder Loans made available before, on or after the date of the Amendment Agreement shall be subject to the subordination as set out in clause 3 (Status of Loans) of Schedule 1 (Terms of Shareholder Loans).

4.	REPRESENTATIONS AND WARRANTIES

4.1	Individual Shareholder Representations and Warranties

Each Shareholder, for itself, makes the following representations and warranties:

4.1.1	Corporate Existence and Due Authorisation: it is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation and it has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, this Agreement and the transactions contemplated hereby, and this Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms;

4.1.2	Authorisations: all necessary authorisations required on the date hereof in connection with its entry into, performance, validity and enforceability of this Agreement and the transactions contemplated hereby have been obtained or effected by the Shareholder and are in full force and effect, such authorisations have not been modified or amended and there are no proposals to amend or modify the same unless such modification or amendment is not materially adverse in relation to such Shareholder’s ability to perform its obligations under this Agreement and/or the validity or enforceability of this Agreement and such Shareholder is not aware of any reason why such necessary authorisations required after the date hereof shall not be obtained or effected;

4.1.3	Tax: under the laws in force on the date hereof in the jurisdiction of its incorporation and the laws in force in the jurisdiction from which any amount is payable by it all amounts payable by it under this Agreement or any Shareholder Loan can be made free and clear of and without deduction or withholding for or on account of any tax, and no stamp or registration duty or similar taxes or charges are payable in its jurisdiction of incorporation in respect thereof;

4.1.4	No Conflict: the entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not:

(a)	conflict with any applicable law or regulation or judicial or official order which could reasonably be expected to have an adverse effect on its ability to perform its obligations under this Agreement; or

(b)	conflict with its constitutive documents; or

(c)	conflict with any document which is binding upon it or upon any of its assets which could reasonably be expected to have an adverse effect on its ability to perform its obligations under this Agreement;

4.1.5	Repayment of existing Shareholder Loans and distribution of reserves: No repayment of Shareholder Loans capable of being set off under Clause 2.4.1~~2.4.1~~, Table 2 has been accepted and no reserves have been distributed by the Borrower to the Shareholder’s since 31 July 2002;

4.1.6	Litigation: no litigation, arbitration (other than the arbitration proceedings referred to in this Agreement), administrative proceeding or claim relating to it before any court, tribunal, arbitrator or other relevant authority is presently in progress, pending or, to the best of its knowledge, threatened and which, if resolved adversely to it could reasonably be expected to be materially adverse to its ability to perform its obligations under this Agreement and/or the validity or enforceability of this Agreement;

4.1.7	Financial Statements of Shareholder: its most recent audited financial statements:

(a)	were prepared in accordance with accounting principles generally accepted in the country of its incorporation and consistently applied;

(b)	disclose all its material liabilities (contingent or otherwise) and all its unrealised or anticipated losses required to be disclosed by the accounting principles generally accepted in the country of its incorporation; and

(c)	give a true and fair view of its financial condition and operations during the relevant period.

Its financial year end is 31 December;

4.1.8	No Material Adverse Change in relation to the Shareholder: since the date as at which the latest audited consolidated financial statements were stated to be prepared there has been no material adverse change in its business or financial condition;

4.1.9	Monetary claims by the Shareholders: At Financial Close, no Shareholder has any monetary claims against the Borrower except for the claims under the Shareholder Loans mentioned in Clause 2.4.1~~2.4.1~~, Table 1 and, as far as E&Z-IN is concerned, the additional claims under the Pre-Activity Agreement (as defined under the EPC-Contract) and the claims for certain funds which E&Z-IN has provided to the Borrower for ancillary costs in connection with the purchase of the Site in the amount of EUR 1,590,899.

4.2	Additional Shareholder Representations and Warranties

Each Shareholder, on a several basis, makes the following representations and warranties:

4.2.1	Share Capital: after the registration of the Shareholder Contributions in accordance with Clause 2.4.1~~2.4.1~~ and following the transfer of FAHR’s shareholding, each Shareholder is as of the date of the Amendment Agreement the legal and beneficial owner of the following Shares:

Shareholder	Number of Shares	Nominal Value of Shares		Percentage
SP Holding	9	EUR	27,360	74.9%
		EUR	27,360
		EUR	9,160
		EUR	30,320
		EUR	9,442,800
		EUR	27,360
		EUR	12,940
		EUR	1,009,700
		EUR	2,581,670

E&Z-IN	4	EUR	51,130	25.1%
		EUR	31,100
		EUR	38,970
		EUR	4,291,800

and to the best of its knowledge and belief such Shares represent 100 per cent of the Share Capital and no other Shares are currently in issue or proposed to be issued;

4.2.2	Encumbrances: there is no encumbrance and there is no agreement or arrangement to which it is a party or obligation to which it is subject to create or give an encumbrance, in relation to any of the issued or unissued Shares other than encumbrances constituted by the Security Agreements;

4.2.3	Additional Arrangements: except as provided for in Clause 2.4.1~~2.4.1~~ and except for the compensation payment to Kvaerner plc. in the amount of EUR 478,687, there is no agreement or arrangement to which it is a party or obligation to which it is subject requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the issue, transfer, redemption or repayment of a Share (including, without limitation, an option or right of pre-emption or conversion);

4.2.4	Financial Statements of Borrower: the Borrower’s most recent audited consolidated financial statements:

(a)	were prepared in accordance with accounting principles generally accepted in the Federal Republic of Germany and consistently applied;

(b)	disclose all material liabilities (contingent or otherwise) and all unrealised or anticipated losses of any member of the Group required to be disclosed by the accounting principles generally accepted in the Federal Republic of Germany; and

(c)	give a true and fair view of the financial condition and operations of the Group during the relevant period.

The financial year end of the Group is 31 December;

4.2.5	No Material Adverse Change in relation to the Borrower: since the 31 May 2002 cut-off date of the Limited Scope Review by PricewaterhouseCoopers dated 31 July 2002 and Financial Close, there has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) other than as expressly approved by the Pulp Mill Lenders.

4.2.6	Indebtedness: On 26 August 2002, the Borrower did not owe any indebtedness, other than:

(a)	Permitted Financial Indebtedness (excluding the indebtedness stated in the definition of Permitted Financial Indebtedness under (e)~~(e)~~);

(b)	indebtedness for Development Costs and other similar costs in an amount not exceeding EUR 1,300,000 provided for in the Investment and Financing Plan, but not yet calculated or paid;

(c)	indebtedness under the Pre-Activity Agreement (as defined under the EPC Contract) in an amount not exceeding EUR 4,210,000 plus VAT;

(d)	indebtedness to the former shareholders Kvaerner plc in the amount of EUR 478,687 and Thyssen Rheinstahl Technik Projektgesellschaft mbH in the amount of EUR 2,648,000;

(e)	indebtedness for payment of the second purchase instalment for the Site to AIG in the amount of EUR 1,755,686 plus VAT and for obligations under the lease contract, dated 16 May 2002;

(f)	further indebtedness to the Shareholders and AIG which has been waived at the latest on the day after Financial Close;

(g)	indebtedness for the ongoing payments which become due at the date of delivery of the guarantee decision; and

(h)	further indebtedness in an amount not exceeding EUR 100,000.

5.	FUNDING OF SHAREHOLDER CONTRIBUTIONS AND NATURE OF OBLIGATIONS

5.1	Shareholder Contributions

All Shareholder Contributions have or will be made as Capital Contributions or Shareholder Loans. The proceeds of all future Shareholder Contributions shall be credited to such account in the name of the Borrower as the Agent shall specify in the notice of demand for such payment or, in the absence of any specification, to the relevant account specified in the either of the Facility Agreements. Prior to making such Shareholder Contributions, each Shareholder shall inform the Agent in writing as to the classification of such payment.

5.2	Satisfaction of Obligations

The Shareholders’ obligations to fund the amounts set out in Clause 2~~2~~ shall not be extinguished if and to the extent that, at any time following the making of such payment, all or any portion of such payment is rescinded or must otherwise be returned to the Shareholders upon the insolvency, bankruptcy, reorganisation, winding-up, dissolution or liquidation of the Borrower, a Shareholder or any other person or otherwise. They will however be extinguished, if a Shareholder transfers to a Transferee his Shareholder Percentage and the corresponding part of its Shareholder Loans, and the Transfer Conditions are satisfied. If the relevant Shareholder has not assigned the Stand-By Equity Security provided by it to the Transferee, the Lenders shall release such security (to the extent it has not already been utilised under Clause 2.4.2~~2.4.2~~).

5.3	Survival of Obligations

The obligations of each Obligor under this Agreement shall not be discharged or affected in any way by reason of:

5.3.1	the avoidability or unenforceability of this Agreement as regards any other Obligor;

5.3.2	the insolvency, bankruptcy, reorganisation, liquidation, winding-up or dissolution of the Borrower or any other Obligor.

5.4	Continuing Obligations

The obligations of each Obligor under this Agreement:

5.4.1	shall be in addition to and independent of every assurance, guarantee or security which any Lender may at any time hold for any of the obligations of the Borrower under the Financing Documents;

5.4.2	shall remain in full force and effect as a continuing security until the indefeasible payment in full of all amounts payable under the Financing Documents; and

5.4.3	shall not be discharged, impaired or otherwise affected by:

(a)	any failure by any Lender to take any assurance, guarantee or security agreed to be taken by such Lender under or in relation to the Financing Documents;

(b)	time or other indulgence given or agreed to be given by any Lender to the Borrower in respect of its obligations under the Financing Documents or to any person in respect of its obligations under any assurance, guarantee or security relating thereto;

(c)	any amendment to any Financing Document or Project Contract or any such assurance, guarantee or security;

(d)	any release or exchange of any security;

(e)	any amendment to, or variation of, the constitutive documents of the Borrower; or

(f)	any other act or event (other than an Event of Force Majeure relating to any obligation of an Obligor other than an obligation relating to the payment of money) or omission which (but for this provision) might operate to impair or discharge the obligations hereby created.

5.5	Allocation of Liability

Each Shareholder’s liability in connection with Clauses 4.2.1~~3.2.1~~, 4.2.4~~3.2.4~~, 4.2.5~~3.2.5~~ and 4.2.6~~3.2.6~~ is pro rata to the Shareholder Percentage it holds in the Borrower. The same applies to any assumed liabilities of a Shareholder expressed to be pro rata, and also where no express provisions has been made in this Agreement. No Shareholder is under any duty to procure that other Shareholders comply with their obligations under this Agreement.

6.	GUARANTEE

6.1	Guarantee

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Lender punctual performance by SP Holding of all the SP Holdings’ obligations under this Agreement;

(b)	undertakes with each Lender that whenever SP Holding does not pay any amount when due hereunder, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Lender immediately on demand against any cost, loss or liability suffered by that Lender if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Lender would otherwise have been entitled to recover.

6.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by SP Holding hereunder, regardless of any intermediate payment or discharge in whole or in part.

6.3	Reinstatement

If any payment by SP Holding or any discharge given by a Lender (whether in respect of the obligations of SP Holding or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of SP Holding shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Lender shall be entitled to recover the value or amount of that security or payment from SP Holding, as if the payment, discharge, avoidance or reduction had not occurred.

6.4	Waiver of Defences

The obligations of the Guarantor under this Clause 6~~5~~ will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 6~~5~~ (without limitation and whether or not known to it or any Lender) including:

(a)	any time period, waiver or consent granted to, or composition with, SP Holding or any other person;

(b)	the release of SP Holding or any other person under the terms of any composition or arrangement with the Borrower of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, assume or enforce, any rights against, or security over assets of, SP Holding or other person or any non- presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of SP Holding or any other person;

(e)	any amendment (however fundamental) or replacement of a Financing Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Financing Document or any other document or security; or

(g)	any insolvency or similar proceedings.

6.5	Immediate Recourse

The Guarantor waives any right it may have of first requiring any Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any other person before claiming from the Guarantor under this Clause 6~~5~~. This waiver applies irrespective of any law or any provision of a Financing Document to the contrary.

6.6	Reserves

Until all amounts which may be or become due and payable by SP Holding under or in connection with this Agreement have been irrevocably paid in full, each Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 6~~5~~.

6.7	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by SP Holding under or in connection with this Agreement have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations hereunder:

(a)	to be indemnified by SP Holding;

(b)	to claim any contribution from any other guarantor of SP Holding’s obligations under this Agreement; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lenders under the Financing Documents or of any other guarantee or security taken pursuant to, or in connection with, the Financing Documents by any Lender.

6.8	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Lender.

7.	CONFLICT

Notwithstanding any other provision of the Shareholders Agreement or any other Transaction Document, each Obligor agrees that the terms of this Agreement shall, without prejudice to the rights of the Lenders under this or any other Transaction Document, prevail over the rights of the Obligors under any other Transaction Document (excluding the Share Pledge Agreement between SP Holding, E&Z-IN and FAHR and the Security Agent dated on or about the date hereof, the provisions of which shall prevail in case of any conflicts between the Share Pledge Agreement and this Agreement).

8.	TAXES

8.1	Payment and Gross Up

All payments by a Obligor under this Agreement or any Shareholder Loan shall be made without any deduction or withholding on account of any taxes unless that Obligor is required by law to make such deduction or withholding, in which case the Obligor shall:

8.1.1	ensure that the deduction or withholding does not exceed the minimum amount legally required; and

8.1.2	forthwith pay such additional amounts so as to ensure that the amount received by the recipient will equal the full amount which would have been paid but for such deduction or withholding.

8.2	Stamp duties etc

The Shareholders shall pay pro rata all stamp, recording or similar taxes payable in respect of the execution, delivery and enforcement of this Agreement promptly when due.

8.3	Tax Indemnity

If any Lender is obliged to make any payment on account of taxes referred to in Clause 8.2~~7.2~~ the Shareholders shall indemnify such Lender pro rata from any payment on account of such taxes.

9.	INDEMNITIES

9.1	Judgement Currency

If any sum due from an Obligor under this Agreement or under any order or judgement given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under this Agreement or under such order or judgement into another currency (the “second currency”) for the purpose of:

(a)	making or filing a claim or proof against such Obligor; or

(b)	obtaining an order of judgement given or made in relation hereto,

the Obligor shall on demand of the Agent pay to the Agent (or such person as the Agent may nominate) for account of each of the persons to whom such sum is owed an amount sufficient to indemnify such person from and against any loss suffered as a result of any discrepancy between:

(i)	the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency; and

(ii)	the rate of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof.

The obligations of each Obligor under this Clause 9.1~~8.1~~ are separate from its other obligations under this Agreement and shall survive the giving or making of any judgement or order in relation to all or any of such other obligations.

9.2	Preservation and Enforcement Rights

The Shareholders shall on a several basis from time to time pro rata on the basis of their then current shareholding on demand of the Agent reimburse the Lenders for all reasonable costs and expenses (including legal fees) on a full indemnity basis together with any VAT thereon incurred by them in connection with the preservation and/or enforcement of any of the rights of the Lenders under this Agreement.

10.	ASSIGNMENTS AND TRANSFER

10.1	Assignments and Transfers by the Shareholders

No Obligor shall assign or transfer all or any of its rights, benefits and obligations under this Agreement other than in accordance with the terms hereof.

10.2	Assignments and Transfers by the Lenders

Each of the Lenders may at any time assign all its rights and benefits under this Agreement or transfer its rights and obligations under this Agreement in whole or in part to any other bank or financial institution in accordance with the Facility Agreements.

11.	REMEDIES AND WAIVERS, CUMULATIVE RIGHTS, PARTIAL INVALIDTY

11.1	Remedies and Waiver

No failure to exercise, nor any delay in exercising, on the part of the Lenders, any right or remedy under any Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

11.2	Cumulative Rights

The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights and remedies provided in the Financing Document or by law.

11.3	Partial Invalidity

Should any provision of this Agreement be invalid or unenforceable, in whole or in part, or should any provision later become invalid or unenforceable, this shall not affect the validity of the remaining provisions of this Agreement. In lieu of the invalid or unenforceable provision another reasonable provision shall apply, which as far as legally possible comes as close as possible to the intention of the contracting parties, or to what would have been their intention, in correspondence with the spirit and the purpose of this Agreement, had the parties upon entering into this Agreement taken into consideration the invalidity or unenforceability of the respective provision.

12.	NOTICES

12.1	Communications in Writing

Each communication to be made under this Agreement will be made in writing and, unless otherwise stated, will be made by fax or letter. Each communication will be in English.

12.2	Addresses

Any communication or document to be made or delivered pursuant to this Agreement will (unless the recipient of such communication or document has, by fifteen (15) days’ written notice to the Agent, specified another address or fax number) be made or delivered to the address set out below:

(a)	to the Borrower:

Zellstoff Stendal GmbH

Goldbecker Straße 1

D - 39596 Arneburg

attn.: Dr. Niklaus Grünenfelder

Tel.: +49 - 39321 - 55150

Fax.: +49 - 39321 - 55129

(b)	to the Arranger:

UniCredit Bank AG

Arabellastrasse 14

D - 81925 München

attn.: Ruth Schneider

Tel.: +49 - 89 - 378 - 26963

Fax.: +49 - 89 - 378 - 3326963

(c)	to the Agent and/or the Security Agent:

UniCredit Bank AG

(MFL3LA)

Arabellastrasse 14

D - 81925 München

attn.: Loans Agency

Tel.: +49 - 89 - 378 - 25460

Fax.: +49 - 89 - 378 - 41517

(d)	to the Lenders:

to the contact address as set out in Schedule 5 (Lenders and Commitments) of the Pulp Mill Facility Agreement and Schedule 5 (Lenders and Commitments) of the Blue Mill Facility Agreement

(e)	to Mercer International:

Mercer International, Inc.

c/o SangraMoller LLP

1000-925 West Georgia Street

Vancover B.C.

Canada V6C 3L2

attn.: H.S. Sangra

Fax.: +1 604 664-8803

with a copy to:

Mercer International, Inc.

1120 - 700 West Pender Street

Vancouver B.C.

Canada V6C 1G8

attn.: David Gandossi

Tel.: +1 604 639 4301

Fax.: +1 604 684 1094

(f)	to E&Z-IN:

Dr.-August-Weckesser-Strasse 1

D - 89355 Gundremmingen

attn.: Dr. Reiner Aden

Tel.: +49 - 201 - 12 25400

Fax.: +49 - 201 - 12 25402

(g)	to SP Holding:

Stendal Pulp Holding GmbH

Charlottenstr. 59

D - 10117 Berlin

attn.: Wolfram Ridder

Tel.: +49 - 30 - 2064 9644

Fax: +49 - 30 - 2064 8729

12.3	Delivery

Any communication or document to be made or delivered by one person to another pursuant to this Agreement will (if by way of fax) be deemed to have been received when transmission has been completed and evidenced by a positive transmission statement (and, if such date is not a Business Day or if transmission is completed after 5.30 p.m. in the place of receipt on a Business Day, will be deemed to have been received on the next Business Day) or (if by way of letter) deemed to have been delivered when left at that address or, as the case may be, ten days after being deposited in the post postage prepaid in an envelope addressed to it at that address, provided that any communication or document to be made or delivered to the Agent will be effective only when received by its agency division and then only if the same is expressly marked for the attention of the department identified in Clause 12.2(c)~~11.2(c)~~ (or such other department or officer as the Agent shall from time to time specify for this purpose).

13.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument.

14.	PROCESS AGENT

14.1	Mercer International herewith designates and appoints SP Holding as it authorised agent upon which process may be served.

14.2	If SP Holding is not or ceases to be effectively appointed to accept service of process on Mercer International, Mercer International shall appoint a further person in Germany to accept service of process on its behalf and, failing such appointment within fifteen (15) Business Days, the Agent shall be entitled to appoint such a person by written notice to Mercer International. For this purpose, Mercer International irrevocably appoints the Agent as its attorney-in-fact. § 181 German Civil Code shall not apply to this power-of-attorney. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

14.3	Any Shareholder or Sponsor which is not incorporated in Germany shall designate and appoint an authorised agent for service of process and, failing such appointment within fifteen (15) Business Days, the Agent shall be entitled to appoint such a person by written notice to that Shareholder or Sponsor, as the case may be.

15.	GOVERNING LAW

This Agreement will be governed by, and construed in accordance with, the laws of the Federal Republic of Germany.

16.	JURISDICTION

The exclusive place of jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes which may arise out of or in connection with this Agreement is Munich. The Lenders, the Agent and the Security Agent, may, however, also commence proceedings before any court in which assets of the Shareholders, the Sponsors or the Guarantor are situated. Mandatory places of jurisdiction remain unaffected.

SCHEDULE 1

Terms Of Shareholder Loans

SUBORDINATED SHAREHOLDER LOAN AGREEMENT

dated [    ]

[Insert Name] having its registered office at [        ] (hereinafter referred to as the "Lender")

and

Zellstoff Stendal GmbH, having its registered office at Goldbecker Strasse 1, 39596 Arneburg, Federal Republic of Germany (hereinafter referred to as the "Borrower")

Reference is made to a certain Pulp Mill Facility Agreement in an aggregate amount of EUR 827,950,000 made between, inter alios, UniCredit Bank AG (formerly Bayerische Hypo-und Vereinsbank AG) and Zellstoff Stendal GmbH dated 26 August 2002 (as amended from time to time the "Pulp Mill Facility Agreement") and a certain Blue Mill Facility Agreement in an aggregate amount of EUR 17,000,000 made between, inter alios, UniCredit Bank AG and Zellstoff Stendal GmbH dated          January 2012 (as amended from time to time the "Blue Mill Facility Agreement").

1.	LOAN PRINCIPAL AND PAYMENT

1.1	The Lender hereby grants to the Borrower a loan in the aggregate amount of EUR [ ] (in words: Euro [ ]) (hereinafter referred to as the "Shareholder Loan") in accordance with the terms and conditions of this agreement (hereinafter referred to the "Shareholder Loan Agreement").

1.2	The Shareholder Loan shall be due for disbursement on [ ].

1.3	[The Shareholder Loan shall be repaid [in full, including but not limited to principal and any accrued unpaid interest, on [date] subject to the prior repayment in full by the Borrower of all outstanding amounts payable pursuant to the Pulp Mill Facility Agreement]/[in semi-annual instalments [details] but subject always to the provisions of Clause 9.4.3 of the Pulp Mill Facility Agreement and the provisions of Blue Mill Facility Agreement].]

2.	INTEREST

2.1	The Shareholder Loan shall bear interest at a rate of 7% p.a.

2.2	The interest shall be due and payable in arrears semi-annually on 31 March and 30 September of each year, the first interest payment being due and payable no earlier than the First Repayment Date (as defined in the Blue Mill Facility Agreement) and subject always to the provisions of Clause 9.4.3 of the Pulp Mill Facility Agreement and the provisions of the Blue Mill Facility Agreement.

2.3	Should any payment of interest under this Shareholder Loan Agreement involve any infringement by the Borrower of any other contract that is binding on the Borrower, including without limitation the Pulp Mill Facility Agreement and the Blue Mill Facility Agreement, the relevant interest payment shall be deferred until the next due date provided for in Clause 2.2 above and on which it is possible for the Borrower to make such interest payment without infringing any other contractual obligation. This Clause 2.3 shall remain in full force and effect until the Borrower has satisfied its obligations to the Lenders under and as defined in the Pulp Mill Facility Agreement and the Lenders under and as defined in the Blue Mill Facility Agreement and the financing documents connected therewith.

2.4	The Borrower agrees that any interest due and payable on the Shareholder Loan shall be paid in priority from funds available in the Shareholders’ Account established pursuant to the Pulp Mill Facility Agreement.

3.	STATUS OF LOAN

The Shareholder Loan is subordinated to all other obligations of the Borrower, in particular to all its obligations under and in connection with the Pulp Mill Facility Agreement and the Blue Mill Facility Agreement. Therefore, in the event of any excess of liabilities over assets (Überschuldung) of the Borrower which would exist without having regard to the subordination or an insolvency or a liquidation of the Borrower, the Shareholder Loan will only be repaid to the Lender upon the full discharge of the Borrower’s obligations, including all interest due and payable, towards all creditors which have a right to preferential payment. For the avoidance of doubt, creditors with right to preferential payment are all creditors whose claims and rights against the Borrower are not subordinated to the Lender’s claims and rights.

4.	TERMINATION

The Shareholder Loan may only be prematurely terminated and repaid, in full or in part, upon the prior written consent of UniCredit Bank AG as Agent under the

Facility Agreements and the guarantor(s) under the state guarantee(s) issued by [the Federal Republic and the State of Sachsen-Anhalt dated 20 June 2002][ the State of Sachsen-Anhalt dated [—]].

5.	LAW AND JURISDICTION

5.1	This Shareholder Loan shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

5.2	The courts in Frankfurt shall have non-exclusive jurisdiction in respect of any dispute arising out of or in connection with this Shareholder Loan.

6.	LANGUAGE

This Shareholder Loan Agreement has been translated into English for convenience purposes only. The German language version of this Shareholder Loan Agreement shall prevail over any translation of this Shareholder Loan Agreement.

Place, Date (Borrower)	Place, Date (Lender)

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written:

Zellstoff Stendal GmbH as Borrower

By:
	Name:	Name:
	Title:	Title:

Address:	Goldbecker Strasse 1
39596 Arneburg
Federal Republic of Germany

UniCredit Bank AG as Arranger, Agent, Security Agent and Lender

By:
	Name:	Name:
	Title:	Title:

Address:	Arabellastrasse 14
81925 München
Federal Republic of Germany

Mercer International, Inc. as Sponsor and Guarantor

By:
Name:
Title:

Address:	1120 – 700 West Pender Street
Vancouver B.C.
Canada V6C 1G8

E&Z Industrie-Lösungen GmbH as Sponsor and Shareholder

By:
	Name:	Name:
	Title:	Title:

Address:	Dr.-August-Weckesser-Strasse 1
89355 Gundremmingen
Federal Republic of Germany

Stendal Pulp Holding GmbH as Shareholder

By:
	Name:	Name:
	Title:	Title:

Address:	Charlottenstr. 59
D-10117 Berlin
Federal Republic of Germany